Exhibit 12

TERRA INDUSTRIES INC.

RATIO OF EARNINGS TO FIXED CHARGES

(Amounts in Thousands, Except Ratio)

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
EARNINGS BEFORE INCOME TAXES	$(68,092)	$(116,098)	$(16,182)	$(109,801)	$(60,174)	$(15,162)	$(23,903)
Minority interest	27,510	8,341	5,379	(2,247)	1,510	546	(1,718)
Equity investee income	(1,236)	(787)	(843)	(953)	(982)	(291)	(82)
Distributed income of equity investees	1,180	950	800	600	700	—	600
Preference security dividend	(17,175)	—	(1,119)	(2,028)	(1,846)	—	(1,153)

	(57,813)	(107,594)	(11,965)	(114,429)	(60,792)	(14,907)	(26,256)
FIXED CHARGES:
Interest expense	51,122	53,076	51,511	53,594	53,800	13,296	12,552
Preference security dividend	17,175	—	1,119	2,028	1,846	—	1,153
Deferred finance amortization	2,994	1,232	1,155	3,271	2,790	566	697
Bond discounts	22	22	22	7	—	—	—
Estimated interest expense component of operating leases	6,864	6,798	5,940	5,049	5,148	1,058	1,143

Total fixed charges	78,177	61,128	59,747	63,949	63,584	14,920	15,545

EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES	$20,364	$(46,466)	$47,782	$(50,480)	$2,792	$13	$(10,711)

RATIO OF EARNINGS TO FIXED CHARGES	—	—	—	—	—	—	—
DEFICIENCY	$(57,813)	$(107,594)	$(11,965)	$(114,429)	$(60,792)	$(14,907)	$(26,256)

TERRA INDUSTRIES INC.

RATIO OF EARNINGS TO FIXED CHARGES—PRO FORMA

(Amounts in Thousands, Except Ratio)

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
PRO FORMA EARNINGS BEFORE INCOME TAXES	$(62,443)	$(24,264)
Minority interest	1,510	(1,718)
Equity investee income	(982)	(82)
Distributed income of equity investees	700	600
Preference security dividend	(1,846)	(1,153)

	(63,061)	(26,617)
PRO FORMA FIXED CHARGES:
Interest expense	54,896	12,620
Preference security dividend	1,846	1,153
Deferred finance amortization	3,963	990
Bond discounts	—	—
Estimated interest expense component of operating leases	5,148	1,143

Total fixed charges	65,853	15,906

PRO FORMA EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES	$2,792	$(10,711)

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES	—	—
PRO FORMA DEFICIENCY	$(63,061)	$(26,617)

TERRA CAPITAL, INC.

RATIO OF EARNINGS TO FIXED CHARGES—PRO FORMA

(Amounts in Thousands, Except Ratio)

	Year Ended December 31, 2002	Three Months Ended March 31, 2003
PRO FORMA EARNINGS BEFORE INCOME TAXES	$(35,022)	$(17,173)
Minority interest	1,510	(1,718)
Equity investee income	(982)	(82)
Distributed income of equity investees	700	600
Preference security dividend	(1,846)	(1,153)

PRO FORMA FIXED CHARGES:	(35,640)	(19,526)
Interest expense	54,896	12,620
Preference security dividend	1,846	1,153
Deferred finance amortization	3,963	990
Bond discounts	—	—
Estimated interest expense component of operating leases	5,148	1,143

Total fixed charges	65,853	15,906

PRO FORMA EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES	$30,213	$(3,620)

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES	—	—
PRO FORMA DEFICIENCY	$(35,640)	$(19,526)

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